Exhibit 99.1

News Release	TRW Automotive 12025 Tech Center Drive
Livonia, Mich. 48150 USA

For Immediate Release	Contact:
John Wilkerson/TRW North America 734.855.3864 Lynette Jackson/TRW Europe/Asia 44.121.506.5315
David Taylor Joins TRW Automotive Board of Directors
LIVONIA, Mich., November 17, 2010 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced the election of David S. Taylor to the Company’s board of directors. The appointment is effective immediately and will increase the size of TRW’s board to ten members. Mr. Taylor joins as an independent director.
Mr. Taylor currently serves as Group President, Global Home Care, for The Procter & Gamble Company, a position he has held since 2007. This global business unit includes the product categories of dishwashing liquids and detergents, surface cleaners and air fresheners, with combined revenues in excess of $6 billion and a presence in over 70 countries. In addition, Mr. Taylor is responsible for P&G’s Professional Business unit, which sells directly to large hotels, restaurants, airports, care homes, industrial facilities and retail chains. Prior to his current position, Mr. Taylor served as P&G’s President, Global Family Care from 2005 to 2007. He has been with P&G since 1980 in various roles of increasing responsibility, including as Vice President, Western Europe Family Care, based in Geneva and Vice President and General Manager, Greater China Hair Care and Anti-Counterfeiting, based in China.
About TRW
With 2009 sales of $11.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.